Exhibit 99.1
Metastorm Inc. and Subsidiaries
Consolidated Financial Statements and Report
of Independent Certified Public Accountants
Years ended December 31, 2009, 2008 and 2007

C O N T E N T S

Report of Independent Certified Public Accountants
The Board of Directors of Metastorm Inc.
We have audited the accompanying consolidated balance sheets of Metastorm Inc. (a Maryland Corporation) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metastorm Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP

Baltimore, Maryland
March 16, 2010

Metastorm Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,281,161	$10,153,869
Short-term investments	—	1,260,872
Accounts receivable, less allowance for doubtful accounts of $152,262 and $133,684, respectively	16,946,724	16,294,527
Prepaid expenses and other current assets	2,546,704	2,525,080

Total current assets	29,774,589	30,234,348

PROPERTY AND EQUIPMENT, net	2,469,770	2,153,172

OTHER ASSETS	726,420	740,674

INTANGIBLE ASSETS, net	10,233,136	16,367,494

GOODWILL	35,235,191	35,235,191

DEFERRED INCOME TAXES	2,621,894	—

	$81,061,000	$84,730,879

The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,518,484	$11,362,058
Deferred revenue	21,909,690	16,142,555
Capital leases	287,271	326,927
Notes payable	62,020	56,831
Deferred tax liability	179,577	—
Income taxes payable	53,557	17,989

Total current liabilities	31,010,599	27,906,360

LONG-TERM LIABILITIES
Deferred rent	738,816	849,593
Deferred revenue	921,733	694,800
Capital leases	419,648	434,948
Fair value of derivative	4,192	4,192
Deferred tax liability	—	145,387
Notes payable, less current portion	111,227	173,246

	2,195,616	2,302,166

COMMITMENTS AND CONTINGENCIES	—	—

SERIES AA REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.01 par value, 58,288,994 shares authorized, 56,786,080 and 56,000,339 shares issued and outstanding at December 31, 2009 and 2008, respectively, aggregate liquidation preference of $102,242,099 at December 31, 2009	100,919,279	92,761,895

SERIES CC REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.01 par value, 18,844,221 shares authorized, 18,834,583 shares issued and outstanding at December 31, 2009 and 2008, aggregate liquidation preference of $35,773,848 at December 31, 2009	35,681,989	33,247,620

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value, 139,523,997 shares authorized, 960,467 shares issued and outstanding at December 31, 2009 and 941,717 shares issued and outstanding at December 31, 2008	9,605	9,417
Additional paid-in capital	—	10,556,495
Accumulated other comprehensive loss	(684,656)	(428,670)
Accumulated deficit	(88,071,432)	(81,624,404)

	(88,746,483)	(71,487,162)

	$81,061,000	$84,730,879

The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
Revenues
Software licenses	$22,452,927	$28,074,927	$25,772,327
Maintenance and support	26,786,576	23,509,829	17,091,686
Professional services	18,483,463	23,309,035	16,848,405

Total revenues	67,722,966	74,893,791	59,712,418

Cost of revenues
Software licenses (includes amortization expense of $3,169,668, $3,856,000, and $2,252,333, respectively)	5,189,557	4,658,609	4,381,683
Maintenance and support (includes amortization expense of $22,691, $229,352, and $387,820, respectively)	1,897,544	2,229,245	1,863,739
Professional services (includes amortization expense of $33,000 in 2007)	15,804,301	19,096,025	12,972,275

Total cost of revenues	22,891,402	25,983,879	19,217,697

Gross profit	44,831,564	48,909,912	40,494,721

Operating expenses
Research and development	9,753,289	10,381,904	6,549,159
Sales and marketing	28,677,038	33,443,418	24,598,054
General and administrative	8,428,012	9,987,440	7,677,586
Write-off of costs related to initial public offering	—	1,892,072	—
Litigation-related expenses	1,980,879	1,939,565	322,243
Depreciation	1,129,465	1,191,951	764,087
Amortization of intangible assets	2,942,000	2,727,000	1,105,001

Total operating expenses	52,910,683	61,563,350	41,016,130

Loss from operations	(8,079,119)	(12,653,438)	(521,409)

Other income (expense)
Change in valuation of derivative and Series BB warrants	—	220,240	(956,374)
Interest expense	(94,847)	(283,781)	(54,146)
Interest income	14,527	163,587	304,508
Other	(72,440)	219,723	(124,351)

	(152,760)	319,769	(830,363)

Loss before income taxes	(8,231,879)	(12,333,669)	(1,351,772)

Income tax benefit	(2,307,010)	(150,529)	(1,936,761)

Net (loss) income	(5,924,869)	(12,183,140)	584,989
Accretion of preferred stock and preferred stock dividends	(9,460,265)	(9,226,766)	(9,471,463)

Net loss attributable to common stockholders	$(15,385,134)	$(21,409,906)	$(8,886,474)

The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years ended December 31, 2009, 2008 and 2007

			Series AA			Accumulated		Total
	Common Stock		Preferred Stock		Additional	Other		Stockholders’
	Number		Number		Paid-in	Comprehensive	Accumulated	Equity
	of Shares	Amount	of Shares	Amount	Capital	Income	Deficit	(Deficit)
Balance at January 1, 2007	—	$—	37,056,696	$370,567	$82,960,021	$370,622	$(70,026,253)	$13,674,957
Stock options exercised	28,125	281	—	—	7,594	—	—	7,875
Conversion of Series AA Redeemable convertible Preferred Stock to Series AA Redeemable Convertible Stock	—	—	(37,056,696)	(370,567)	(49,285,409)	—	—	(49,655,976)
Exchange of Series BB shares into Series AA shares and conversion of Series BB warrants for Series AA shares	—	—	—	—	(2,425,635)	—	—	(2,425,635)
Accretion of accrued and undeclared dividend on Series AA Redeemable Convertible Preferred Stock and Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(12,024,840)	—	—	(12,024,840)
Accretion of accrued Series AA Redeemable Convertible Preferred Stock to redemption value	—	—	—	—	(141,186)	—	—	(141,186)
Accretion of issuance costs for Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(14,822)	—	—	(14,822)
Stock-based compensation expense	—	—	—	—	236,379	—	—	236,379
Comprehensive income
Net income in 2007	—	—	—	—	—	—	584,989	584,989
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	52,942	—	52,942

Total comprehensive income	—	—	—	—	—	—	—	637,931

Balance at December 31, 2007	28,125	281	—	—	19,312,102	423,564	(69,441,264)	(49,705,317)
Stock options exercised	1,132,475	11,325	—	—	308,448	—	—	319,773
Shares retired for cashless exercise of options	(218,883)	(2,189)	—	—	(232,016)	—	—	(234,205)
Accretion of accrued and undeclared dividend on Series AA Redeemable Convertible Preferred Stock and Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(8,606,835)	—	—	(8,606,835)
Accretion of accrued Series AA Redeemable Convertible Preferred Stock to redemption value	—	—	—	—	(584,241)	—	—	(584,241)
Accretion of issuance costs for Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(35,690)	—	—	(35,690)
Stock-based compensation expense	—	—	—	—	394,727	—	—	394,727
Comprehensive loss
Net loss in 2008	—	—	—	—	—	—	(12,183,140)	(12,183,140)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	(852,234)	—	(852,234)

Total comprehensive loss	—	—	—	—	—	—	—	(13,035,374)

Balance at December 31, 2008	941,717	9,417	—	—	10,556,495	(428,670)	(81,624,404)	(71,487,162)
Stock options exercised	18,750	188	—	—	8,438	—	—	8,626
Issuance of Series AA Redeemable Convertible Preferred Stock to restricted stock unit holders, net of shares withheld to satisfy tax obligation of unit holders	—	—	—	—	(2,092,204)	—	—	(2,092,204)
Accretion of accrued and undeclared dividend on Series AA Redeemable Convertible Preferred Stock and Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(8,527,434)	—	(385,171)	(8,912,605)
Accretion of accrued Series AA Redeemable Convertible Preferred Stock to redemption value	—	—	—	—	(384,051)	—	(128,017)	(512,068)
Accretion of issuance costs for Series CC Redeemable Convertible Preferred Stock	—	—	—	—	(26,621)	—	(8,971)	(35,592)
Stock-based compensation expense	—	—	—	—	465,377	—	—	465,377
Comprehensive loss
Net loss in 2009	—	—	—	—	—	—	(5,924,869)	(5,924,869)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	(255,986)	—	(255,986)

Total comprehensive loss	—	—	—	—	—	—	—	(6,180,855)

Balance at December 31, 2009	960,467	$9,605	—	$—	$—	$(684,656)	$(88,071,432)	$(88,746,483)

The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2008	2007

Cash flows from operating activities
Net (loss) income	$(5,924,869)	$(12,183,140)	$584,989
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	1,129,465	1,191,951	764,087
Amortization of software development costs	20,627	134,525	365,684
Amortization of intangible assets	6,134,359	6,812,352	3,778,154
Noncash compensation	—	78,688	—
Deferred rent	(110,777)	(4,184)	(49,052)
Bad debt expense (recovery)	191,915	349,207	(143,133)
Loss (gain) on disposal of property and equipment	16,474	5,483	(94,518)
Stock-based compensation expense	465,377	394,727	236,379
Change in fair value of derivative and Series BB Warrants	—	(220,240)	956,374
Changes in operating assets and liabilities:
Accounts receivable	(325,008)	3,295,166	(9,270,394)
Prepaid expenses and other current assets	113,273	(1,149,165)	(326,889)
Deferred income taxes	(2,322,501)	(168,518)	(2,055,893)
Accounts payable and accrued expenses	(3,064,372)	702,112	2,188,485
Income taxes payable	35,171	(42,043)	60,032
Deferred revenue	5,498,592	4,445,275	2,658,153

Net cash provided by (used in) operating activities	1,857,726	3,642,196	(347,542)

Cash flows from investing activities
Purchase of property and equipment	(1,210,712)	(543,960)	(345,700)
Proceeds from sale of property and equipment	1,650	1,300	113,207
Receipt of restricted cash to collateralize letter of credit	—	341,068	30,892
Cash paid for acquisition, net of cash acquired	—	(488,786)	(27,181,487)
Proceeds from maturity of short-term investments	1,248,000	—	—
Short-term investments purchased	—	(1,248,000)	—

Net cash provided by (used in) investing activities	38,938	(1,938,378)	(27,383,088)
The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2009	2008	2007

Cash flows from financing activities
Repayments of borrowings under notes payable	(56,831)	(11,476)	(797,392)
Repayments of capital leases	(372,373)	(277,319)	(82,405)
Proceeds from stock options exercised	8,625	6,900	7,875
Payment of tax obligation for issuance of Series AA Redeemable Convertible Preferred Stock to restricted stock unit holders	(960,736)	—	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs of $177,966 in 2007	—	—	29,806,690

Net cash (used in) provided by financing activities	(1,381,315)	(281,895)	28,934,768

Effects of exchange rate changes on cash and cash equivalents	(388,057)	(289,057)	37,157

Net increase in cash and cash equivalents	127,292	1,132,866	1,241,295

Cash and cash equivalents at beginning of year	10,153,869	9,021,003	7,779,708

Cash and cash equivalents at end of year	$10,281,161	$10,153,869	$9,021,003

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$94,847	$285,129	$55,940
Income taxes	79,707	48,801	59,100

Supplemental schedule of non-cash investing and financing activities:
Leasehold improvements, paid by landlord	$—	$—	$90,342
Fixed assets purchased under capital leases	225,775	531,202	580,897
Fixed assets purchased included in accounts payable at year-end	—	—	207,900
Process Competence purchase price payable	—	—	210,159
Fixed assets purchased under notes payable	—	136,690	—
Issuance of 9,276,033 shares of Convertible Preferred Stock as partial consideration to Proforma Corporation	—	—	12,429,884
Proforma acquisition purchase price receivable	—	—	248,337
The accompanying notes are an integral part of these financial statements.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
Metastorm Inc. (the “Company”) is a global provider of enterprise architecture modeling, business process analysis and business process management software, which we call Metastorm Enterprise, for commercial enterprises (e.g. business services, financial services, healthcare, manufacturing, retail) and federal and state government organizations. This comprehensive suite of software products enables the Company’s customers to understand, analyze, automate and continually improve their business processes. The Company is headquartered in Baltimore, Maryland, and was incorporated September 1996 under the laws of the state of Maryland.
2. Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and judgments on its historical experience, knowledge of current conditions, and its beliefs on what could occur in the future, given available information. Estimates are used for, but are not limited to, revenue recognition, determination of fair value of stock awards, valuation of goodwill and intangible assets acquired in business combinations, impairment of goodwill and other intangible assets, amortization of intangible assets, contingencies and litigation, allowances for doubtful accounts, accrued liabilities, and income taxes. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company’s cash equivalents consist of money market accounts on deposit with a bank and are stated at cost, which approximates fair value.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Short-Term Investments
Short-term investments consist of cash held in certificates of deposit. These certificates of deposit matured on various dates through May 5, 2009 and were not renewed.
Property and Equipment
Property and equipment is recorded at cost and depreciated using the straight-line method based on estimated useful lives ranging from two to ten years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the assets.
Deferred Equity Offering Costs
The Company incurred costs in connection with the planned initial public offering of the Company’s common stock during 2008. Effective November 2008, the Company has withdrawn the initial public offering of the Company’s common stock, and the costs were deemed no longer realizable. Costs aggregating $1,892,072 have been expensed in the accompanying consolidated statement of operations for the year ended December 31, 2008.
Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, short-term investments and certain term notes payable are carried at cost, which approximates their fair value because of the short-term maturity or variable-rate nature of these financial instruments.
As described in Note 10, the Company issued put options tied to warrants in connection with bank financings. The Company has valued these put options and has accounted for them as embedded derivatives as required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging (“Derivatives and Hedging Topic”) These derivative instruments are recognized as liabilities and carried at fair value. Gains and losses from changes in the fair value of embedded derivatives are recognized in earnings.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Financial Instruments (Continued)
In conjunction with the sale of shares of Series BB redeemable convertible preferred stock, as disclosed in Note 10, the Company issued warrants to purchase 2,712,722 shares of Series BB redeemable convertible preferred stock that were considered liabilities pursuant to the ASC 480 Distinguishing Liabilities from Equity (“Distinguishing Liabilities from Equity Topic”). The warrants were reported as liabilities at their estimated fair value, and any changes in fair value were reflected in the statement of operations during the period of the change in value.
The Company used the option pricing method to estimate the fair value of the Series BB warrants. The option pricing method considers all relevant terms of the stockholders agreement including the level of seniority among the securities, dividend policy, conversion ratios and redemption rights, upon liquidation of the enterprise as of the estimated liquidation date. The Company recorded charges of $895,198 during the year ended December 31, 2007 to reflect the increase in fair value of these warrants.
In July 2007, the Company exchanged these warrants into 2,712,722 shares of Series AA redeemable convertible preferred stock. The warrants were reclassified at that time to Series AA redeemable convertible preferred stock and additional paid-in-capital. The warrants are no longer considered liabilities, and the Company ceased recording any related periodic fair value adjustments upon conversion.
Software Development Costs
In accordance with ASC 985 Software (“Software Topic”), costs incurred for the development of new software products are expensed as incurred until technological feasibility is established, at which time any additional development costs are capitalized until the product is available for general release to customers. The Company defines the establishment of technological feasibility as the completion of a working model of the software product that has been tested to be consistent with the product design specifications. Because the Company’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized during the years ending December 31, 2009 and 2008.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Software Development Costs (Continued)
Amortization of software development costs begins upon general release of the software. These costs are amortized on a product-by-product basis using the greater of: (i) the amount computed using the ratio that current gross revenues for each product bear to the total of current and anticipated future revenue for that product, or (ii) the amount computed using the straight-line method over the estimated useful economic life of three years. Amortization expense is included in the cost of license revenue.
Business Combinations
Prior to the adoption of ASC 805 Business Combinations (“Business Combinations Topic”) on January 1, 2009, the Company accounted for business combinations using accounting guidance which required the purchase method of accounting for business combinations. In accordance with this guidance, the Company determined the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. The Company allocated the purchase price of its business combinations to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values was recorded as goodwill.
The Company must make valuation assumptions that require significant estimates, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer contracts, customer lists, distribution agreements and discount rates. The Company estimates fair value based upon assumptions the Company believes to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Goodwill and Intangible Assets
Goodwill is not amortized, but rather it is assessed for impairment at least annually. The allocation of the acquisition cost to intangible assets and goodwill therefore could have a significant impact on the Company’s future operating results. The allocation process requires the use of estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets. Further, when impairment indicators are identified with respect to previously recorded intangible assets, the potential for impairment is determined using discounted future cash flow techniques. Significant management judgment is required in the forecasting of future operating results that are used in the preparation of the projected discounted cash flows and should different conditions prevail, material write-downs of net intangible assets could occur. The Company periodically reviews the estimated remaining useful lives of its acquired intangible assets. A reduction in its estimate of remaining useful lives, if any, could result in increased amortization expense in future periods.
The Company tests goodwill for impairment annually and more frequently if events merit. The Company performs this fair-value based test in accordance with ASC 350 Intangibles — Goodwill and Other (“Intangibles — Goodwill and Other Topic”). Future goodwill impairment tests could result in a charge to earnings.
Deferred Rent
The Company is obligated under operating leases for the rental of office space. Minimum rents relating to operating leases are recognized on a straight-line basis over the lease term after consideration of lease incentives and scheduled rent escalations. Differences between rental expense and actual rental payments are recorded as deferred rent liabilities.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Revenue Recognition
The Company derives fees for software licenses, fees for maintenance and customer support (post-contract support or “PCS”), and fees for a range of professional services. Software license arrangements for the Company’s off-the-shelf software typically contain multiple elements, including the product license, PCS, and professional services. The Company records revenue in accordance with ASC 985-605 Software — Revenue Recognition (“Software — Revenue Recognition Topic”), with respect to certain transactions. The Company has established vendor specific objective evidence (“VSOE”) of fair value for professional services based on separate sales and for PCS based on consistent renewal rates. In multiple element arrangements when VSOE exists for all of the undelivered elements of the arrangement, but does not exist for the delivered elements in the arrangement, the Company recognizes revenues under the residual method. Under the residual method, at the outset of the arrangement with a customer, revenues are deferred for the fair value of the undelivered elements and revenues are recognized for the remainder of the arrangement fee attributed to the delivered elements (typically software licenses). In the event that VSOE for professional services does not exist, and this represents the only undelivered element, revenues for the entire arrangement are recognized ratably over the performance period of the professional services. In arrangements where a license is sold with PCS and professional services where VSOE for the professional services or the PCS does not exist, the entire arrangement fee is recognized ratably over the PCS term or the period of performance of the professional services, whichever is longer. In arrangements where a license is sold with just PCS and VSOE of fair value for PCS does not exist, revenues for the entire arrangement are recognized ratably over the performance period of the PCS. Revenues from PCS agreements not sold with other elements or where VSOE of fair value exists for the PCS are recognized on a straight-line basis over the life of the contract, which is typically twelve months.
The Company enters into software license, PCS and professional service agreements through direct sales to customers and through resellers and system integrators. PCS includes rights to receive unspecified software product updates and upgrades, maintenance releases and patches released during the term of the support period, and telephone access to technical support personnel and content. Professional services include installation and implementation of the Company’s software and customer training. Professional services are not essential to the functionality of the associated licensed software.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Revenue Recognition (Continued)
The Company typically uses a binding purchase order in conjunction with either a signed contract or reference on the purchase order to the terms and conditions of the Company’s shrink-wrap or end-user license agreement as evidence of an arrangement for the license fee. In circumstances where the customer does not issue purchase orders separately from a signed contract, the Company uses the signed contract as evidence of the arrangement. Sales through its significant resellers are evidenced by a master agreement governing the relationship.
Resellers and systems integrators purchase products for specific end users and do not hold inventory. Resellers and systems integrators perform functions that can include delivery to the end customer, installation or integration and post-sales service and support. For these sales, the associated revenue is recorded on a net basis as the reseller or system integrator is the principal in the transaction. In situations where system integrators merely refer a customer to the company and the company is the principal in the transaction, revenue is recognized on a gross basis. The agreements with these resellers and systems integrators have terms that are generally consistent with the standard terms and conditions for the sale of the Company’s products and services to end users.
License revenues include fees from the sale of software developed and licensed by the Company. Off-the-shelf software sold by the Company is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is probable. The Company does not offer any rights of return or price protection either through direct or indirect sales. The Company’s payment terms for typical software sales require payment within three months. In certain sales in which customers make large-scale purchase and deployment of software, payment terms could extend beyond three months but in no case beyond twelve months. The Company considers all arrangements with payment terms extending beyond three months for typical software sales and beyond twelve months for sales involving large-scale deployment of software not to have fees that are fixed and determinable. The following are examples of situations where the Company determines the fee to not be fixed or determinable:
•	If a significant portion of the fee is due after the Company’s established payment terms, revenue recognition is deferred until payment has been received from the customer.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Revenue Recognition (Continued)
•	If a transaction is subject to customer acceptance provisions where delivery is uncertain, revenue recognition is deferred until evidence of the customer’s acceptance of the product is received.
•	If the price is subject to refund or forfeiture, concession or other adjustment, revenue recognition is deferred until these rights expire.
The Company assesses whether collection is reasonably assured based on a number of factors including the creditworthiness of the customer as determined by credit checks and analysis, past transaction history, geographic location and financial viability. If the determination is made at the time of the transaction that collection of the fee is not reasonably assured, then all of the related revenues are deferred until the time that collection becomes reasonably assured, which in some cases requires the collection of cash prior to recognition of the related revenues.
Professional services revenue includes consulting, implementation services, and training. Consulting and implementation services are generally sold on a time-and-materials basis. Professional services are generally separable from the other elements of the arrangement since the performance of the services is not essential to the functionality of any other element of the transaction (i.e., does not involve significant production, modification, or customization of the software or building complex interfaces) and are described in the contract such that the total price of the arrangement would vary as a result of the inclusion or exclusion of the services. Revenues for consulting and implementation services are recognized as the services are performed or as otherwise described above when part of a multiple element arrangement. Training services are sold on a per-day and per-student basis and are recognized upon completion of the training or similar to consulting and implementation services in multiple element arrangements.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Revenue Recognition (Continued)
Deferred revenue consists of fees for license, PCS and professional services revenue. Deferred license revenue generally relate to software sales where collectability was not probable at the outset of the arrangement. Deferred PCS and professional services revenue generally relate to payments made in advance of the time of delivery. Deferred revenue also includes revenue from multiple element arrangements where VSOE of fair value did not exist for one or more of the undelivered elements and the entire arrangement fee is being recognized ratably.
The Company presents taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on a net basis (excluded from revenues).
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash with financial institutions and its balances may exceed federally insured limits. Cash at foreign banks at December 31, 2009 amounted to $1,569,635. The Company’s accounts receivable are derived from revenues earned from customers located primarily in the United States and Western Europe. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses. The Company uses estimates to determine the amount of the allowance for potential credit losses necessary to reduce accounts receivable to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates. The Company does not require collateral or other security from its customers. Uncollectible accounts receivable are charged to the allowance for doubtful accounts.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Concentrations of Credit Risk (Continued)
The following describes activity in the allowance for doubtful accounts for years ending December 31, 2009 and 2008.

	2009	2008

Balance beginning of year	$133,684	$86,579
Additions charged to expenses	191,915	349,207
Deductions (1)	(173,337)	(302,102)

Balance end of the year	$152,262	$133,684

(1)	Uncollectable amounts written off, net of recoveries.
The Company’s revenues are derived from sales in North America, South America, Europe, Middle East, Asia, and Australia. A significant portion of the Company’s foreign sales are derived from the United Kingdom and have been classified independently from other foreign revenues. The Company has wholly owned subsidiaries in the United Kingdom, Germany, The Netherlands, Belgium and France. These subsidiaries are responsible for sales and distribution of the Company’s product in territories outside of the America’s.

	2009	2008	2007

Revenues:
America’s	$48,468,400	$50,902,895	$41,531,196
United Kingdom	7,336,047	11,540,612	9,909,972
Rest of World	11,918,519	12,450,284	8,271,250

	$67,722,966	$74,893,791	$59,712,418

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Concentrations of Credit Risk (Continued)
U.S. Federal government agencies, which are considered to be a single customer for accounting purposes, did not exceed 10% of the Company’s revenues during the years ended December 31, 2009 and 2008. U.S. Federal government agencies accounted for 11% of the Company’s revenues during the years ended December 31, 2007. At December 31, 2009, one customer accounted for 12% of net accounts receivable. At December 31, 2008, one customer accounted for 12% of net accounts receivable.
Impairment of Long-Lived Assets
Long-lived assets, excluding goodwill and indefinite-lived intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of similar risk.
Foreign Currency Translation
The functional currency of the Company’s foreign subsidiaries is the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component of accumulated other comprehensive (loss) income. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the periods presented. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rates in effect on the balance sheet dates.
Net foreign currency transaction (losses) gains of approximately $(20,000), $196,000 and $(144,000) for the years ended December 31, 2009, 2008 and 2007, respectively, are included in other expense.
Advertising Costs
All advertising costs are expensed as incurred. Advertising expense was $13,075, $100,373 and $49,095 in 2009, 2008 and 2007, respectively.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Research and Development Expenses
The Company expenses research and development expenses in the period in which these costs are incurred.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740 Income Taxes (“Income Taxes Topic”). Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carry-forwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established to reduce the Company’s deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company adopted the guidance on Accounting for Uncertainty in Income Taxes, on January 1, 2007, codified in ASC 740, Income Taxes. The interpretation prescribes recognition and measurement parameters for the financial statement recognition and measurement of tax positions taken or expected to be taken in the Company’s tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Company did not have any unrecognized tax benefits as of the date of adoption and as of December 31, 2009 or 2008.
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign tax jurisdictions in which it has a subsidiary or branch operation. The tax years 2006 to 2009 remain open to examination by U.S. and state tax authorities, and the tax years 2008 to 2009 remain open to examination by the foreign tax authorities.
The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any amounts accrued relating to interest and penalties as of December 31, 2009.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Stock-Based Compensation
The Company follows the guidance in ASC 718 Compensation — Stock Compensation (“Compensation — Stock Compensation Topic”) which requires the recognition of expense, based on the estimated grant-date fair value of employee stock options. The Company recognized aggregate compensation expense of $465,377, $394,727 and $236,379 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company uses the Black-Scholes option pricing model to estimate the fair value of granted stock options. The use of option valuation models requires the input of highly subjective assumptions, including the expected term and the expected stock price volatility. However, because the shares do not trade in the public market, the Company currently does not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share prices.
Rather than use the expected volatility of the Company’s own stock, the Company has identified similar public entities for which share price information is available and has considered the historical volatility of those entities’ share prices in estimating expected volatility.
The fair value of stock awards was estimated using the Black-Scholes option pricing model. The following are the weighted average assumptions and fair values used in valuing the stock options granted and a discussion of the Company’s assumptions:

	2009	2008

Risk-free interest rate	1.99%	3.46%
Expected dividend rate	0.00%	0.00%
Expected term	4.6 years	5.4 years
Expected volatility	41.8%	43.2%
Fair value of stock option awards during the year	$0.26	$0.45
Risk-free interest rate — This is the U.S. Treasury rate (with a term that most closely resembles the expected life of the option) for the month in which the option was granted.
Expected dividend rate — The Company has never declared or paid dividends and does not anticipate paying dividends in the foreseeable future.
Expected term — This is the period of time that the options granted are expected to remain outstanding. This estimate is derived from the average of the expected terms used by a peer group of companies due to the lack of historical data for the Company.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Stock-Based Compensation (Continued)
Expected volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As previously discussed, the Company has calculated volatility based on peer group historical volatility which includes the historical volatility of companies that are similar in revenue size, are in the same industry or are competitors.
The grant date aggregate fair value of options, net of estimated forfeitures, not yet recognized as expense as of December 31, 2009 was $680,466, which will be recognized over a weighted-average period of 1.3 years. To the extent the actual forfeiture rate is different from what the Company has anticipated; stock based compensation related to these awards will differ from the Company’s expectations.
Compensation cost is included in the accompanying consolidated statement of operations as follows for each of the years presented:

	December 31,
	2009	2008	2007

Cost of revenues
Maintenance and support	$7,053	$5,900	$3,571
Professional services	16,397	15,118	12,678

Total stock-based compensation expense included in cost of revenues	23,450	21,018	16,249

Operating expenses
Research and development	67,760	54,367	19,094
Sales and marketing	214,157	179,119	109,973
General and administrative	160,010	140,223	91,063

Total stock-based compensation expense	$465,377	$394,727	$236,379

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Comprehensive (Loss) Income
The Company reports comprehensive (loss) income in accordance with ASC 220 Comprehensive Income (“Comprehensive Income Topic”). Comprehensive (loss) income includes certain unrealized gains and losses that are recorded as a component of stockholders’ equity and excluded from the determination of net income. The Company’s accumulated other comprehensive loss consists of cumulative currency translation adjustments resulting from the translation of the financial statements of its foreign subsidiaries and the effects of foreign currency changes to the deferred tax asset.
Litigation Reserves
The Company accrues for loss contingencies associated with outstanding litigation, claims and assessments for which it has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. The Company expenses professional fees associated with litigation claims and assessments as incurred.
Recent Accounting Pronouncements
In June 2009, the FASB issued authoritative guidance which established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities, and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and, subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. The guidance is not intended to change or alter existing GAAP. The guidance became effective for the Company on September 15, 2009. Because the Codification did not change GAAP, the Codification had no impact on our consolidated financial statements or footnotes.
On December 31, 2009, the Company adopted ASC 855-10-50 Subsequent Events — Disclosure (“Subsequent Events Topic”), which established general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued. The Subsequent Events Topic defines two types of subsequent events. The effects of events or transactions that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing financial statements, are recognized in the financial statements. The effects of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date are not recognized in the financial statements. We have reviewed subsequent events through March 16, 2010 (the date of issuance of the accompanying Consolidated Financial Statements).

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Recent Accounting Pronouncements (Continued)
In September 2009, the FASB issued authoritative guidance for the accounting for revenue arrangements with multiple deliverables. The guidance establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific evidence nor third-party evidence is available. The guidance requires arrangements under which multiple revenue generating activities to be performed be allocated at inception. The residual method under the existing accounting guidance has been eliminated. The guidance expands the disclosure requirements related to multiple-deliverable revenue arrangements. The guidance becomes effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The guidance applies on a prospective basis unless the Company specifically elects to apply the guidance retrospectively. The Company has determined that the guidance will have no effect on its financial position, results of operations or cash flows.
In June 2009, the FASB issued authoritative guidance, ASC 860 Transfers and Servicing which amended existing guidance for the accounting for transfers of financial assets. The objective of this guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This guidance is effective for the Company’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. This guidance must be applied to transfers occurring on or after the effective date. The Company has determined that the guidance will have no effect on its financial position, results of operations or cash flows.
In April 2008, the FASB issued ASC 350-30 General Intangibles Other than Goodwill for determining the useful life of intangible assets. The guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The Company adopted this guidance on January 1, 2009. This guidance had no impact on its financial position, results of operations or cash flows.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. Significant Accounting Policies (Continued)
Recent Accounting Pronouncements (Continued)
In December 2007, the FASB revised the authoritative guidance for business combinations. The revised guidance, ASC 805 Business Combinations, retains the underlying concepts of the existing guidance in that business combinations are still accounted for at fair value. However, the accounting for certain other aspects of business combinations will be affected. Acquisition costs will generally be expensed as incurred. Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date. In-process research and development will be recorded at fair value as an indefinite-lived intangible at the acquisition date until it is completed or abandoned or its useful life can be determined. Changes in deferred tax asset valuation allowances and uncertain tax positions after the acquisition date will generally impact income tax expense. The revised guidance also expands required disclosures surrounding the nature and financial effects of business combinations. The Company adopted the guidance on January 1, 2009. This guidance had no impact on its financial position, results of operations or cash flows.
In March 2008, the FASB issued authoritative guidance which applies to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items. The provisions of this guidance require entities to provide greater transparency through additional disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. The Company adopted the guidance on January 1, 2009. This guidance had no impact on the Company’s financial position, results of operations or cash flows.
In December 2007, the FASB issued authoritative guidance, ASC 810 Consolidation, which requires entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. The Company adopted the guidance on January 1, 2009. This guidance had no impact on the Company’s financial position, results of operations or cash flows.
3. Acquisitions
Proforma Corporation
On July 31, 2007, the Company acquired 100% of the outstanding stock of Proforma Corporation (“Proforma”), a leading provider of enterprise architecture and business process analysis software. The acquisition of Proforma expanded the Company’s business process management capabilities by adding enterprise architecture modeling and business process analysis functionality to its product suite. The Company believes the acquisition of Proforma supports its strategic direction, strengthens its competitive position in the business process management suite market, expands its customer base, and expands its product offering. The purchase price consisted of $24,751,679 cash and 9,276,033 shares of the Company’s Series AA Redeemable Convertible Preferred Stock, with a fair value of $1.34 per share. The fair value of the Series AA Redeemable Convertible Preferred Stock was determined by the Company’s board of directors. The operating results of Proforma have been included in the accompanying consolidated financial statements from the date of acquisition.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. Acquisitions (Continued)
Proforma Corporation (Continued)
The aggregate purchase consideration consisted of the following:

Cash paid	$24,751,679
Series AA Redeemable Convertible Preferred Stock	12,429,884
Transaction costs	289,434
Cash acquired on acquisition	(261,641)

$37,209,356

Acquisition-related transaction costs include legal and accounting fees, and other external costs directly related to the merger.
The total purchase price was allocated to acquired net tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets and liabilities assumed was recorded as goodwill (none of which is deductible for tax purposes). Total goodwill of $18.0 million was allocated to the Company’s America’s operating segment as the majority of revenue from the sale of Proforma products is expected to be in North America for the foreseeable future. The following table summarizes the acquired tangible and identifiable intangible assets, liabilities assumed and goodwill:

Trade receivables	$3,049,552
Prepaid expenses and other current assets	294,572
Fixed assets	275,629
Customer relationships with a useful life of 4.4 years	10,184,000
Acquired technologies with a useful life of 6.2 years	8,487,000
Customer order backlog with a useful life of 3.3 years	637,000
Goodwill	18,000,217
Deferred tax liability recognized for acquired definite-lived assets	(7,616,041)
Reduction in valuation allowance attributable to deferred tax assets	6,564,651
Accounts payable and accrued expenses	(773,360)
Deferred revenue	(1,571,289)
Notes payable	(322,575)

Total acquired assets and liabilities	$37,209,356

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. Acquisitions (Continued)
Proforma Corporation (Continued)
In connection with the purchase price allocation, the Company estimated the fair value of the customer support obligation assumed from Proforma in connection with the purchase in accordance with EITF No 01-3 Accounting in a Business Combination for Deferred Revenue of an Acquiree. As a result, in allocating the acquisition purchase price, the Company recorded an adjustment to reduce the carrying value of Proforma’s July 31, 2007 deferred support revenue by $956,482 to $1,571,289, which amount represents the Company’s estimate of the fair value of the support obligation assumed.
The fair values of the identified intangible assets were determined by an independent appraisal. The intangible assets are being amortized over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed. During the year ended December 31, 2009 and 2008, the Company recorded amortization expense related to acquired intangible assets of $4,257,000 and $4,115,000, respectively. For the period August 1, 2007 to December 31, 2007, the Company recorded amortization related to the intangible assets of $1,995,000.
The weighted-average amortization period for the intangible assets acquired is 5.1 years.
The unaudited Pro Forma consolidated results of operations presented below assume that the Proforma acquisition occurred on January 1, 2007:

Year ended December 31,
2007
(Unaudited)

Pro Forma revenues	$71,737,278

Pro Forma net loss	$(3,728,751)
Accretion of preferred stock and preferred stock dividends	(9,471,463)

Pro Form net loss attributable to common stockholders	$(13,200,214)

Process Competence B.V.
On November 19, 2007, the Company acquired Netherlands based Process Competence B.V. and its subsidiaries (collectively “Process Competence”). The acquisition of Process Competence provided the Company with skilled professional services professionals as well as a direct sales presence in Belgium, Luxembourg, France and the Netherlands. The operating results of Process Competence have been included in the accompanying consolidated financial statements from the date of acquisition.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. Acquisitions (Continued)
Process Competence B.V. (Continued)
The purchase price was $1,667,335, which consisted of cash consideration of $1,176,835 (net of $39,823 cash acquired on acquisition), a contingent payment of $369,251 and $121,249 of acquisition related transaction costs, which include legal and accounting fees, and other external costs directly related to the acquisition. The purchase price was allocated based on net liabilities acquired of $175,508 and an intangible asset relating to order backlog of $55,000 which is being amortized over five years. The excess of the purchase price over net liabilities and intangible assets of $1,787,843 was recorded as goodwill (none of which is deductible for tax purposes). The goodwill balance was allocated to the Company’s international operating segment as the majority of revenue is expected to be recognized internationally for the foreseeable future. A contingent payment of $369,251 was paid in 2008 based on satisfaction of certain financial performance objectives related to 2008. The payment was recorded as additional goodwill at the time of the achievement of the performance objectives during 2008.
Spotlight Data Solution, Inc.
On November 30, 2007, the Company acquired substantially all of the assets of Spotlight Data Solution, Inc. (“Spotlight Data”) for cash consideration of $1,220,000. The acquisition of Spotlight Data provided the Company with process discovery technology that complements its business process management product suite. The total purchase price was allocated to intangible assets, which are being amortized over fifteen months. For the years ended December 31, 2009, 2008, and 2007, the Company recorded amortization related to the acquired intangible assets of $162,667, $976,000, and $81,333, respectively.
The Pro Forma effects of Process Competence and Spotlight Data acquisitions individually or in the aggregate, were not material to our results of operations for 2008 or 2007 and therefore, are not presented.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
4. Property and Equipment
Property and equipment consists of the following:

	Years ended December 31,
	2009	2008

Computer equipment	$2,572,657	$2,041,300
Office furniture and equipment	520,399	482,994
Equipment under capital lease	1,337,874	1,112,099
Leasehold improvements	1,214,275	1,168,618

	5,645,205	4,805,011
Accumulated depreciation	(3,175,435)	(2,651,839)

	$2,469,770	$2,153,172

Depreciation for the years ended December 31, 2009, 2008 and 2007, was $1,129,000, $1,192,000 and $764,000, respectively.
5. Acquired Intangible Assets
Acquired intangible assets consisted of the following:

	Weighted-
	Average	Gross		Net
	Useful Life	Carrying	Accumulated	Carrying
	in Years	Amount	Amortization	Amount

December 31, 2009:
Customer relationships	4.4	$10,184,000	$(6,776,000)	$3,408,000
Acquired technology	5.3	18,207,000	(11,401,000)	6,806,000
Backlog	3.4	692,000	(672,864)	19,136

December 31, 2008:
Customer relationships	4.4	$10,184,000	$(3,834,000)	$6,350,000
Acquired technology	5.3	18,207,000	(8,231,334)	9,975,666
Backlog	3.4	692,000	(650,172)	41,828

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5. Acquired Intangible Assets (Continued)
As of December 31, 2009, future estimated amortization costs per year for the Company’s existing intangible assets other than goodwill are follows:

Amortization
Years ending December 31,	Expense

2010	$5,017,481
2011	2,594,404
2012	1,262,251
2013	928,000
2014	431,000
6. Software Development Costs
Software development costs consist of the following:

	December 31,
	2009	2008

Internal development costs	$2,941,403	$2,748,746
Capitalized interest	21,433	42,152

	2,962,836	2,790,898
Accumulated amortization	(2,962,836)	(2,770,739)

	$—	$20,159

Amortization of software development costs for the years ended December 31, 2009, 2008 and 2007 was $21,000, $135,000 and $366,000, respectively.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
7. Notes Payable

	December 31,
	2009	2008

Note payable issued to the landlord in February 2006 to fund leasehold improvements. The note is being repaid monthly in installments of principal and interest through March 1, 2016. The note accrues interest at 9%.	$65,971	$73,634

Note payable issued to a vendor in December 2008 to fund the implementation of accounting software. The note is being repaid monthly in installments of principal through December 2011. The note accrues interest at 0%.	107,276	156,443

	173,247	230,077
Less current portion	(62,020)	(56,831)

	$111,227	$173,246

Aggregate maturities as of December 31, 2009 of the Company’s long-term debt for the years ending December 31 are as follows:

Years	Amount

2010	$62,020
2011	62,806
2012	10,028
2013	10,969
2014	11,998
Thereafter	15,426
8. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:

	December 31,
	2009	2008

Accounts payable	$3,862,137	$4,488,787
Accrued expenses	2,051,977	3,767,801
Accrued commissions	2,016,467	2,116,057
Other accrued compensation and related expenses	587,903	989,413

	$8,518,484	$11,362,058

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
9. Preferred Stock
Series AA Redeemable Convertible Preferred Stock
The Company issued 15,400,000 shares of Series AA to acquire the assets of CommerceQuest, Inc. on October 5, 2005. On July 31, 2007, the Company issued 9,276,033 shares of Series AA to acquire the outstanding stock of Proforma Corporation, concurrent with the issuance of 9,667,605 shares of Series AA in exchange for all shares of Series BB and warrants for the purchase of Series BB, as more fully described below.
Also on September 1, 2009, the Company issued 785,741 shares of Series AA for Restricted Stock Units which became issuable as further described in Note 12.
On July 31, 2007, the Company amended and restated its articles of incorporation changing certain rights and preferences of the Series AA. Primarily, the amendment added a redemption provision making the Series AA redeemable at the option of the holders. There were 56,000,339 shares of Series AA shares issued and outstanding at the time of the amendment and restatement to the Company’s articles of incorporation. The Series AA ranks junior to the Series CC Redeemable Convertible Preferred Stock (“Series CC”) and senior to the common stock with respect to dividend and liquidation rights, has a stated value of $1.38572 per share, and has the following rights and provisions.
The Series AA holders continue to be entitled to receive dividends when and if authorized by the Board of Directors and declared by the Company, at a cumulative rate of 8% of stated value per annum. Dividends will accrue monthly and be cumulative from the date of issuance of the Series AA whether or not the dividends are authorized or declared, whether or not funds are legally available for payment and whether or not the Company has earnings. As part of the amendment and restatement of the articles of incorporation on July 31, 2007, dividends shall be deemed to have accrued beginning January 1, 2006 with respect to all prior issuances of Series AA. At December 31, 2009, the Company had accrued dividends on the Series AA totaling $23,552,500. The dividends are reflected in the accompanying financial statements since the Series AA is redeemable at its stated value plus cumulative dividends.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
9. Preferred Stock (Continued)
Series AA Redeemable Convertible Preferred Stock (Continued)
Upon any liquidation, as defined in the Company’s articles of incorporation, but before any payment to holders of other classes of stock, the Series AA holders are entitled to receive an amount per share equal to the greater of (i) the Series AA stated value plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series AA; or (ii) the amount per share of Series AA the holders would be entitled to receive if all shares of Preferred Stock were converted into shares of common stock. The redemption value per share as of December 31, 2009 was $1.78.
Each share of Series AA has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stockholders.
The Series AA is convertible into common stock on a one-to-one basis at any time. There is no conversion discount (no beneficial conversion feature). The conversion price is subject to adjustment based on the effects of dilution.
At any time after the fifth anniversary of the Series CC original issue date and upon written request of the holders of more than 66% of the then outstanding shares of Series AA, the Company shall redeem from the holders all of the then issued and outstanding shares of Series AA at the redemption price. The redemption price per share is equal to the Series AA liquidation preference per share as of the redemption date. As the Series AA is redeemable for cash outside the control of the issuer at a certain future date, the security will be presented in the financial statements in mezzanine equity and carried at redemption value.
Series CC Redeemable Convertible Preferred Stock
In July and August of 2007, the Company issued 18,834,583 of Series CC to new and certain existing investors for total cash proceeds of $29,984,656, or $1.592 per share.
The Series CC ranks senior to the Series AA and common stock for dividend and liquidation rights and has a stated value of $1.592 per share.
The Series CC holders are entitled to receive dividends when and if authorized by the Board of Directors and declared by the Company, at a cumulative rate of 8% per annum. Dividends will accrue monthly and be cumulative from the date of issuance of the Series CC whether or not the dividends are authorized or declared, whether or not funds are legally available for payment and whether or not the corporation has earnings. The Company accrued $5,789,194 of dividends as of December 31, 2009. The dividends are reflected in the accompanying financial statements since the Series CC is redeemable as more fully described below, at the stated value plus cumulative dividends.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
9. Preferred Stock (Continued)
Series CC Redeemable Convertible Preferred Stock (Continued)
Upon any liquidation (as defined in the articles of incorporation), before any payment to holders of other classes of stock, the Series CC holders are entitled to receive an amount per share equal to the greater of (i) Series CC stated value plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series CC; or (ii) the amount per share of Series CC the holders would be entitled to receive if all shares of Preferred Stock were converted into shares of common stock. The redemption value per share as of December 31, 2009 was $1.89.
Each share of Series CC has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stockholders.
The Series CC is convertible to common stock on a one-to-one basis at any time. There is no conversion discount (no beneficial conversion feature). The conversion price is subject to adjustment based on the effects of dilution.
At any time after the fifth (5th) anniversary of the Series CC original issue date and upon written request of any holder of Series CC, the Company shall redeem from such holder all of the issued and outstanding shares of Series CC held by such holder at the redemption price. The redemption price per share is equal to the Series CC liquidation preference per share as of the redemption date. As the Series CC is redeemable for cash outside the control of the issuer at a certain future date, the security will be presented in the financial statements in mezzanine equity and carried at redemption value.
Issuance costs incurred of $177,966 will be amortized (accreted) over 5 years using the straight line method.
Series BB Redeemable Convertible Preferred Stock
On July 31, 2007 the Company issued 9,667,605 shares of Series AA in exchange for all issued and outstanding shares of Series BB and warrants. Issued and outstanding shares of Series BB were exchanged for Series AA Convertible Preferred Stock based on an exchange rate of 1.83 shares of Series AA for each share of Series BB. In addition, each outstanding warrant to purchase a share of Series BB was converted into one share of Series AA.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
9. Preferred Stock (Continued)
Series BB Redeemable Convertible Preferred Stock (Continued)
Prior to the conversion of the Series BB and warrants to purchase Series BB to Series AA, in October 2005, the Company issued 3,792,317 shares of Series BB to certain existing investors for total proceeds of $5,255,090, or $1.39 per share. In connection to the issuance of the Series BB, the Company issued detachable stock purchase warrants to purchase 2,712,722 shares of Series BB at an exercise price of $1.39 per share to certain investors participating in the Series BB offering. As stated in Note 2, the warrants were recorded as liabilities at fair value with changes in fair value recorded as a component of operations until their conversion. The Series BB had liquidation, voting and dividend rights similar to the Series AA.
The holders were entitled to receive dividends when and if authorized by the Board of Directors and declared by the Company at a cumulative rate of 8% of stated value per annum. Dividends accrued monthly and were cumulative from the date of issuance of the Series BB whether or not the dividends were authorized or declared, whether or not funds were legally available for payment and whether or not the corporation has earnings. During the period from January 1, 2007 to July 31, 2007 (date of conversion), the Company accrued dividends on the Series BB of $245,236. The dividends are reflected in the accompanying financial statements since the Series BB were redeemable at the stated value plus cumulative dividends.
10. Stock Purchase Warrants
At December 31, 2009, the Company has outstanding warrants summarized as follows:

Number		Exercise
of Shares	Class	Price	Expiration Date
1,257	Series AA	29.84	October 2010
4,536	Series AA	7.35	February 2010
39,155	Common	1.28	March 2012

44,948

In connection with a revolving promissory note which was paid in full during 2006, the Company previously issued warrants to a bank to purchase 8,486 and 4,536 shares of Series AA at exercise prices of $14.14 and $7.35 per share, respectively and 39,155 shares of common stock for $1.28 per share. Included in the warrant agreements is a non-assumption provision which allows the bank to put the warrants back to the Company at three times the exercise price in the event of an acquisition and the acquirer does not assume the obligations of the warrants. In accordance with the Derivatives and Hedging Topic, the non-assumption provisions included in the warrant agreements were accounted for as embedded derivatives.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
10. Stock Purchase Warrants (Continued)
Using a probability weighted valuation methodology, the Company calculated the fair value of each non-assumption provision at the time of issuance and at each year-end and has recorded the aggregate fair value of the non-assumption provisions as a long term liability in the consolidated balance sheets. The fair value was determined based on an estimated probability of non-assumption discounted to present value at a discount rate commensurate with the Company’s cost of capital.
There was no material value associated to the warrants separate from the non-assumption provision as the exercise price of the warrants were substantially in excess of the fair market value of the stock the warrant was exercisable into.
As described in further detail in Notes 2 and 9, the Company issued warrants to purchase 2,712,722 shares of Series BB redeemable convertible preferred stock that were considered liabilities pursuant to the Distinguishing Liabilities from Equity Topic. The warrants were reported as liabilities at their estimated fair value, and any changes in fair value were reflected in the statement of operations during the period of the change in value.
The table below summarizes the change in fair value of the derivative liability and the Series BB warrant liability:

		Series BB
	Derivative	Warrant
	Liability	Liability	Total

Fair value at January 1, 2007	$163,256	$3,607,921	$3,771,177
Change in value	61,176	895,198	956,374
Conversion of Series BB warrants to Series AA Preferred Stock	—	(4,503,119)	(4,503,119)

Fair value at December 31, 2007	224,432	—	224,432
Change in value	(220,240)	—	(220,240)

Fair value at December 31, 2008	4,192	—	4,192
Change in value	—	—	—

Fair value at December 31, 2009	$4,192	$—	$4,192

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
11. Shares Reserved for Future Issuance
At December 31, 2009, the Company has reserved shares of common stock for future issuance as follows:

Conversion of Series AA	58,288,994
Conversion of Series CC	18,844,221
Exercise of common stock purchase warrants	39,155
Exercise of stock options	8,121,037
Stock options reserved by the Board of Directors	3,469,940

88,763,347

12. Stock Option Plan
Equity Incentive Plans
In 2004, the Company adopted the Metastorm Inc. 2004 Omnibus Stock Plan (the “2004 Plan”). Prior to adoption of the 2004 Plan, the Company issued options under the 1999 Equity Incentive Plan (the “1999 Plan”). On September 15, 2004, the Company completed an equity recapitalization in which all issued and outstanding common stock, options to purchase common stock and preferred stock outstanding at the date of the recapitalization were converted to Series AA. As a result of the recapitalization all options for common stock outstanding under the 1999 Plan were converted to options to purchase Series AA for an exercise price substantially higher than the fair value of the Series AA at the date of the conversion. Options outstanding to purchase Series AA were approximately 40,000 as of December 31, 2009 and 2008, with a weighted average exercise price of $65.00 and $64.12 per share, respectively. No options have been granted under the 1999 Plan since adoption of the 2004 Plan.
The 2004 Plan is administered by the Compensation Committee of the Board of Directors. The 2004 Plan provides for the granting of qualified and nonqualified stock options to purchase an aggregate of up to 12,770,232 shares of common stock to eligible employees, officers, and directors of the Company. The options generally vest ratably over a service period of four years and have a ten year contractual life. The 2004 Plan also provides for the granting of Restricted Stock Units of up to 1,443,780 shares of preferred stock.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
12. Stock Option Plan (Continued)
Equity Incentive Plans (Continued)
The following table summarizes the activity of the 2004 Plan:

				Weighted
			Weighted	Average
		Range of	Average	Remaining
	Number	Exercise	Exercise	Contractual
	of Shares	Prices	Prices	Life

Outstanding at January 1, 2007	5,125,625	0.28	0.28
Granted	3,192,500	0.28 – 0.46	0.45
Exercised	(28,125)	0.28	0.28
Forfeited	(77,500)	0.28 – 0.46	0.37

Outstanding at December 31, 2007	8,212,500	0.28 – 0.46	0.35
Granted	1,451,667	1.09	1.09
Exercised	(1,132,380)	0.28 – 0.46	0.29
Forfeited	(127,500)	0.28 – 0.46	0.45

Outstanding at December 31, 2008	8,404,287	0.28 – 1.09	0.48
Granted	248,000	0.63	0.63
Exercised	(18,750)	0.46	0.46
Forfeited	(512,500)	0.28 – 1.09	0.44

Outstanding at December 31, 2009	8,121,037	0.28 – 1.09	0.49	6.91

Exercisable at December 31, 2009	5,704,381	0.28 – 1.09	0.41	6.45

Vested and expected to vest at December 31, 2009	7,806,872	0.28 – 1.09	0.48	6.07

The weighted average grant-date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 was $0.26, $0.45 and $0.25, respectively.
Total intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $3,938 and $869,306, respectively.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
12. Stock Option Plan (Continued)
Restricted Stock Units
In September 2004, the Company awarded to certain named executive officers 1,443,780 Restricted Stock Units (“Units”). Each Unit entitles the grantee to the issuance of one share of Series AA Convertible Preferred Stock of the Company (a Share). The Units vested 50% immediately and 50% ratably over eight consecutive calendar quarters from the grant date. The shares of stock underlying the fully vested units are not issuable until the earlier of (i) September 1, 2009 or (ii) the date of a change in control. The Units were valued on the measurement date (grant date) based on the fair value of the Series AA Convertible Preferred Stock. The total value of the Units was determined to be $2,000,674, which was amortized as stock compensation expense over the vesting period of such Units.
On the date of issue of Series AA for the Units, the Company withheld 658,039 shares of Series AA at a price of $1.46 per share to satisfy tax obligations of the restricted stock unit holders. The price per share was determined by an independent appraisal.
13. Income Taxes
The provision for income taxes consists of the following for the years ended December 31:

	2009	2008	2007

Federal	343,577	$343,577	$102,680
State and local	71,267	64,275	75,409
Foreign	(2,721,854)	(558,381)	(2,114,850)

Total income tax benefit	$(2,307,010)	$(150,529)	$(1,936,761)

Current	$114,046	$17,989	$119,132
Deferred	(2,421,056)	(168,518)	(2,055,893)

Total income tax benefit	$(2,307,010)	$(150,529)	$(1,936,761)

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. Income Taxes (Continued)
The significant components of the Company’s deferred tax assets and liabilities are as follows:

	2009	2008

Net operating loss carryforwards	$15,761,803	$14,077,592
Deferred stock compensation	379,499	1,040,760
Accrued expenses and deferred revenue	2,076,720	1,518,642
Amortization of intangible assets and goodwill	6,288,168	4,250,507
Provision for bad debts	21,459	39,032
Depreciation	250,951	233,092
AMT credit	98,772	98,772
Capital loss carryover	34,153	34,153
R&D credit carryover	85,246	85,246
Other	(129,637)	18,306

Total deferred tax assets	24,867,134	21,396,102

Valuation allowance for deferred assets	(12,853,481)	(12,304,866)

Net deferred tax assets	12,013,653	9,091,236

Deferred tax liabilities
Prepaid expenses	349,616	325,134
Goodwill	1,605,679	1,295,448
Basis difference for intangibles on acquisitions	7,616,041	7,616,041

Total deferred tax liabilities	9,571,336	9,236,623

Net deferred tax asset (liability)	$2,442,317	$(145,387)

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. Income Taxes (Continued)
The change in the valuation allowance for deferred assets during the years ended December 31, 2009 and 2008 was as follows:

	December 31,
	2009	2008

Balance at beginning of year	$(12,304,866)	$(9,279,279)
Decrease due to release of valuation allowance in Metastorm Ltd.	2,734,392	—
Increase due to operations	(3,283,007)	(3,025,587)

Balance at end of year	$(12,853,481)	$(12,304,866)

The change in the valuation allowance due to fluctuations in foreign currency exchange rates is included in reductions due to operations.
At December 31, 2009, the Company had a net operating loss carry forward for U.S. federal and state income tax purposes of approximately $27.0 million which will begin to expire in 2020. The tax benefit of approximately $1.1 million of net operating loss carry forwards related to stock option exercises will be credited to equity when the benefit is realized. At December 31, 2009, the Company had a net operating loss carry forward for U.K. income tax purposes of approximately $18.6 million that may be carried forward indefinitely to offset future U.K. taxable income. The U.K. net operating loss carry forward decreased in value during 2009 on a U.S. dollar equivalent basis by $1.8 million due to changes in foreign exchange rates. The utilization of a portion of the U.S. net operating loss carry forwards will be subject to an annual limitation due to prior changes in ownership. Additionally, despite the net operating loss carry forwards, the Company may have a future U.S. tax liability due to alternative minimum tax or state tax requirements. At December 31, 2009, the Company also had net operating loss carry forwards in The Netherlands, Belgium and France aggregating approximately $1.7 million.
A valuation allowance has been recorded against the Company’s U.S., Netherlands, Belgium, France, and certain U.K. separate company deferred tax assets primarily due to the inability to predict future taxable income. The Company has considered all available evidence, including its historical levels of taxable income, the future reversal of existing temporary differences and estimated future taxable income in determining the need for a valuation allowance.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. Income Taxes (Continued)
At December 31, 2007, Sysgenics Ltd, a U.K. subsidiary of Metastorm Inc., released $8.8 million of valuation allowance previously recorded against its deferred tax assets, resulting in the recognition of $2.5 million of deferred tax benefit. In accordance with the Income Taxes Topic, future realization of a tax benefit depends on the existence of sufficient taxable income of the appropriate character within the carryback/carryforward period available under the tax law. The weight given to the potential effects of negative and positive evidence is commensurate with the extent to which it can be objectively verified. The Company believes that sufficient positive evidence still exists in both quality and quantity to carry the continuing deferred tax benefit without a valuation allowance.
At December 31, 2009, Metastorm Ltd, a U.K. subsidiary of Metastorm Inc., released $9.8 million of valuation allowance previously recorded against its deferred tax assets, resulting in the recognition of $2.7 million of deferred tax benefit. In accordance with the Income Taxes Topic, future realization of a tax benefit depends on the existence of sufficient taxable income of the appropriate character within the carryback/carryforward period available under the tax law. The weight given to the potential effects of negative and positive evidence is commensurate with the extent to which it can be objectively verified. The Company believes that sufficient positive evidence still exists in both quality and quantity to carry the continuing deferred tax benefit without a valuation allowance.
A reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory tax rate to the net losses is as follows:

	December 31,
	2009	2008	2007

Tax benefit at U.S. statutory rate	$(2,813,886)	$(4,196,424)	$(459,602)
Effect of permanent differences	(67,451)	586,793	1,272,614
State income benefits, net of federal effect	(272,478)	(645,123)	(16,625)
Foreign income tax rates different from U.S. statutory rate	45,407	(105,666)	(105,799)
Alternative minimum tax	—	—	52,709
Other reconciling items	(67,574)	(131)	52,564
Change in valuation allowance	868,972	4,210,022	(2,732,622)

	$(2,307,010)	$(150,529)	$(1,936,761)

Other reconciling items relate primarily to prior year tax provision to tax return differences that were recorded in the current year.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
14. Leases
The Company leases office space and certain office equipment under noncancelable operating lease agreements that expire through March 2016. Future minimum rental commitments for the years ending December 31 are as follows:

Years	Amount

2010	$1,835,475
2011	1,581,367
2012	1,265,333
2013	954,035
2014	467,495
Thereafter	592,381
Rent expense under all operating leases for the years ended December 31, 2009, 2008 and 2007 was $2,157,302, $1,990,148 and $1,601,304, respectively. The rent expense for the years ended December 31, 2009, 2008 and 2007 includes sublease income of $0, $16,200 and $97,200, respectively.
The Company also leases office furniture, equipment and computer equipment under noncancelable capital leases that expire through April 2012. Amortization expense associated with the capital leases is combined with depreciation expense of fixed assets. Future minimum capital lease payments for the years ending December 31 are as follows:

Years	Amount

2010	$365,438
2011	217,955
2012	143,191
2013	73,731
2014	36,866

Future minimum payments	837,181

Less:
Amounts representing interest	86,419
Amounts representing taxes	43,843
Current portion of capital leases	287,271

Long-term portion of capital leases	$419,648

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Employee Defined Contribution Retirement Plans
The Company maintains a 401(k) benefit plan (the “Plan”) allowing eligible U.S.-based employees to contribute a portion of their annual compensation to the Plan, subject to an annual maximum amount as set periodically by the Internal Revenue Service. Under the Plan, eligible employees are allowed to contribute up to 100% of their annual compensation, subject to the IRS limitation. The Company matches contributions equal to 100% of employee 401(k) elective deferral contributions which are not over 3% of employee pay, plus 50% of employee 401(k) elective deferral contributions which are over 3% of employee pay, but not to exceed 5% of employee pay. The Company may also make a discretionary annual contribution based on a formula defined by the Plan. The Company has not made a discretionary contribution in any year. In 2009, 2008 and 2007, the Company contributed approximately $826,000, $880,000 and $526,000, respectively.
In April 2001, the Company established a defined contribution plan for employees based in the United Kingdom. All permanent employees can contribute to the plan up to certain limits based on age, as set by HM Revenue and Customs. The Company makes contributions to the plan on behalf of eligible employees at a maximum rate of 5% of their eligible salary. In 2009, 2008 and 2007, the Company contributed approximately $512,000, $499,000 and $271,000, respectively.
16. Related Party Transaction
At December 31, 2008, the Company owed $488,039, respectively, to one of our stockholders. The amount is payable in connection with the acquisition of CommerceQuest in October 2005 and was repaid in full in January 2009.
On November, 30, 2007, the Company acquired substantially all of the assets of Spotlight Data for $1,220,000 in cash. A member of the Company’s board of directors, was a stockholder and a creditor of Spotlight Data, and in connection with the acquisition, he received $65,096 as a stockholder of Spotlight Data and an aggregate of $351,325 as a creditor.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
17. Commitments and Contingencies
The Company is subject to legal actions arising in the ordinary course of business. In management’s opinion, the Company has adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions and does not believe any settlement would be material to the Company’s financial position or results of operations.
On August 17, 2007, JuxtaComm Technologies, Inc. filed a complaint against the Company and several other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, for infringement of United States Patent No. 6,195,662, issued to JuxtaComm on February 27, 2001. The plaintiff alleged that the Metastorm BPM and Metastorm Enterprise software infringe the plaintiff’s patent either directly, contributorily or by the inducement of others to infringe. The plaintiff also alleged that predecessor and related products of Metastorm BPM and Metastorm Enterprise may also infringe the plaintiff’s patent.
On April 17, 2009, a settlement agreement was reached between JuxtaComm and the Company. The Company paid $1,250,000 to JuxtaComm in exchange for a dismissal of the claim against the Company by Juxtacomm and a perpetual royalty free worldwide license to the Juxtacomm Patents which were alleged to have been infringed upon by the Company. The settlement cost has been expensed in the accompanying consolidated statement of operations for the year ended December 31, 2009.
The Company licenses certain software components included in its product offering from third-party software vendors. The Company pays royalties to these vendors based on sales volume of the third- party products. At times, the Company will make royalty commitments to these vendors to cover a shortfall in committed sales volume. At December 31, 2009 and 2008, the Company had no minimum royalty commitments but has accrued $146,140 with respect to a prior minimum royalty commitment not previously met.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
18. Geographic and Segment Information
ASC 280 Segment Reporting (“Segment Reporting Topic”) establishes standards for reporting information about operating segments. Operating segments are defined a components of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company is organized geographically. While the chief executive officer evaluates results in a number of ways, the geographical management structure is the primary basis for which the allocation of resources and financial results are assessed.
Reportable segments are the Company’s Americas and International business units. Each business unit is engaged in licensing the Company’s software products, providing unspecified software products and maintenance releases and technical support, and assisting the Company’s customers in the implementation of the software products.
Segment margins only reflect the direct controllable expenses of each business unit and do not represent the actual margins because they do not contain an allocation of corporate and general and administrative expenses incurred in support of the business units. Additionally, the margins do not reflect the amortization in intangible assets, restructuring costs and stock based compensation.
The Company does not track its assets by operating segments. Consequently, it is not practical to show assets by operating segment.

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
18. Geographic and Segment Information (Continued)
Reportable segment data for the three years ending December 31 is a follows (in thousands):

	Americas			International			Total
	2009	2008	2007	2009	2008	2007	2009	2008	2007

Revenues
Software licenses	$15,765	$18,937	$16,954	$6,688	$9,138	$8,818	$22,453	$28,075	$25,772
Professional services	15,773	18,705	13,882	2,710	4,604	2,966	18,483	23,309	16,848
Maintenance and support	18,739	15,884	11,315	8,048	7,626	5,777	26,787	23,510	17,092

Revenues	50,277	53,526	42,151	17,446	21,368	17,561	67,723	74,894	59,712

Cost of revenues
Software licenses	1,781	608	1,003	218	195	1,126	1,999	803	2,129
Professional services	13,158	15,238	10,367	2,513	3,842	2,559	15,671	19,080	12,926
Maintenance and support	1,362	1,889	662	500	105	811	1,862	1,994	1,473

Cost of revenues	16,301	17,735	12,032	3,231	4,142	4,496	19,532	21,877	16,528

Segment gross profit
Software licenses	13,984	18,329	15,951	6,470	8,943	7,692	20,454	27,272	23,643
Professional services	2,615	3,467	3,515	197	762	407	2,812	4,229	3,922
Maintenance and support	17,377	13,995	10,653	7,548	7,521	4,966	24,925	21,516	15,619

Segment gross profit	33,976	35,791	30,119	14,215	17,226	13,065	48,191	53,017	43,184

Operating expenses
Research and development	6,104	7,015	4,691	3,545	3,310	1,839	9,649	10,325	6,530
Sales and marketing	16,702	18,642	13,258	8,810	10,959	8,294	25,512	29,601	21,552

Operating expenses	22,806	25,657	17,949	12,355	14,269	10,133	35,161	39,926	28,082

Segment operating profit	$11,170	$10,134	$12,170	$1,860	$2,957	$2,932	$13,030	$13,091	$15,102

Revenues from software licenses are attributed to geographic regions based on territories and quota assigned to the sales director of that region. Revenues from software licenses concerning the principal geographic regions of customers are as follows for the years ended December 31 (in thousands):

	2009	2008	2007

Americas	$15,676	$18,937	$16,954
United Kingdom	1,700	3,671	3,765
Rest of World	5,077	5,467	5,053

	$22,453	$28,075	$25,772

Metastorm Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
18. Geographic and Segment Information (Continued)
Reconciliation of operating segment margin to loss before provision for income taxes is as follows for the years ended December 31 (in thousands):

	2009	2008	2007

Total margin from operating segments	$13,030	$13,091	$15,102
Corporate and general and administrative expenses	(13,000)	(18,538)	(11,610)
Amortization of intangible assets	(6,134)	(6,812)	(3,778)
Stock-based compensation	(465)	(395)	(236)
Interest expense	(84)	(284)	(54)
Non-operating income (expense), net	(1,579)	604	(776)

Loss before provision for income taxes	$(8,232)	$(12,334)	$(1,352)